Exhibit 99.1

KIPS BAY MEDICAL ANNOUNCES FILING THE IDE FOR A U.S. FDA STUDY

Minneapolis, MN, July 18, 2012, Kips Bay Medical, Inc. (NASDAQ:KIPS) along with Manny Villafaña, its Founder, Chairman and CEO,  announced today that Kips Bay Medical has filed an application for an Investigational Device Exemption (“IDE”) with the U.S. Food & Drug Administration (“FDA”) to include four U.S. sites in its “eMESH I” clinical feasibility study of its eSVS® Mesh device currently being pursued in Europe.

Kips Bay Medical submitted this IDE application based upon the FDA’s response to its April 2012 Pre-IDE submission in which Kips Bay provided additional information to the FDA on the performance of its eSVS Mesh.  The FDA advised Kips Bay Medical that it was allowed to proceed with this filing for an IDE.

As previously announced, Kips Bay Medical has been pursuing a feasibility trial at eight well known cardiac centers throughout Germany, Switzerland, Italy and France. This European trial is a multi-center, prospective, randomized study of external saphenous vein graft support using its eSVS Mesh in coronary artery bypass grafting (“CABG”) surgery and is titled the “eMESH I” study. If Kips Bay Medical receives approval of this application for an IDE, it intends to expand the eMESH I study to include four of the leading heart hospitals in the United States.  The FDA has 30 days to respond to an IDE application.

The objective of this study is to demonstrate the initial safety and performance of the Kips Bay Medical eSVS Mesh sufficient to allow the FDA to approve an IDE for a pivotal study. Kips Bay Medical is currently working through the ethics committee review and approval process at a select group of European study sites.  Kips Bay Medical intends to enroll up to 120 patients at eight European and four U.S. cardiac centers, with a primary efficacy endpoint of graft patency, or openness, at twelve months after CABG surgery.  Hands-on surgical training with the eSVS Mesh for physicians at several study sites in Europe has already commenced.

Kips Bay Medical Founder, Manny Villafaña, said “We are very excited that U.S. cardiac surgeons will also have the opportunity to work with our eSVS Mesh. Following an estimated 350+ implants we have achieved overseas, this represents a significant milestone in our ability to demonstrate the performance of our eSVS Mesh technology.” Villafaña further stated “Having previously navigated this process with other companies that I founded, this is a significant step for Kips Bay Medical.”

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS MESH, for use in coronary artery bypass grafting surgery. The eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding Kips Bay Medical’s IDE and its ability to include four U.S. sites in its feasibility study, are forward-looking statements.  These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the risks detailed from time to time in Kip Bay Medical’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay Medical encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com